                                                                  EXHIBIT 99(ii)


INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:

We have audited the consolidated financial statements of Merrill Lynch & Co., Inc. and its subsidiaries ("Merrill Lynch") as of December 28, 2001 and December 29, 2000 and for each of the three years in the period ended December 28, 2001 and have issued our report thereon dated February 25, 2002. Such consolidated financial statements and our report thereon are incorporated by reference in
Part II, Item 8, "Financial Statements and Supplementary Data," of this Annual Report on Form 10-K.

We have also previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheets of Merrill Lynch as of December 31, 1999, December 25, 1998 and December 26, 1997, and the related consolidated statements of earnings, changes in stockholders' equity, comprehensive income, and cash flows for the years ended December 25, 1998 and December 26, 1997 (none of which are presented or incorporated by reference herein); and we expressed unqualified opinions on those consolidated financial statements. (Our report on the 1999 consolidated financial statements included an explanatory paragraph for the change in accounting method in 1998 for certain internal-use software development costs to conform with Statement of Position 98-1.) In our opinion, the information set forth in the "Selected Financial Data" under the captions "Operating Results," "Financial Position" and "Common Share Data" included in the 2001 Annual Report to Stockholders and incorporated by reference in this Annual Report on Form 10-K, is fairly stated in all material respects in relation to the consolidated financial statements from which it has been derived.


/s/ Deloitte & Touche LLP

New York, New York
February 25, 2002